Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-211626

SQN Asset Income Fund V, L.P.

SUPPLEMENT NO. 2

DATED FEBRUARY 1, 2019

TO PROSPECTUS DATED

April 13, 2018

Summary

SQN Asset Income Fund V, L.P. (the “Partnership) is providing you with this Supplement No. 2, dated February 1 2019, to update the prospectus dated April 13, 2018 (the “Prospectus”). The information in this Supplement No. 2 supplements, modifies and supersedes some of the information contained in the Prospectus. This Supplement No. 2 forms a part of, and must be accompanied or preceded by the Prospectus.

The primary purposes of this Supplement No. 2 are to:

●	Disclose that, pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware, the Partnership’s investment manager, SQN Investment Advisors, LLC (the “Investment Manager”) has changed the name of the entity to Arboretum Investment Advisors, LLC.

●	Disclose that the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated September 1, 2017, has been amended for the purpose changing the name of Investment Manager to Arboretum Investment Advisors, LLC in accordance with the aforementioned Certificate of Amendment amending the name of SQN Investment Advisors, LLC.

GENERAL

The Investment Manager, as part of a larger rebranding effort, has changed its name to Arboretum Investment Advisors, LLC. For clarification purposes, this name change does not represent any change in the beneficial ownership or management of the Investment Manager. Accordingly, the Partnership’s general partner, SQN AIF V GP, LLC, does not anticipate that the aforementioned name change will affect the Partnership.

All references in the Prospectus to SQN Investment Advisors, LLC being the Investment Manager are hereby restated to refer to Arboretum Investment Advisors, LLC as being the Investment Manager.

Without limiting the changes contemplated in the immediately preceding paragraph, the Prospectus is hereby revised as follows:

COVER PAGE

The second sentence of the first paragraph of the cover page is deleted in its entirety and replaced with the following:

“Our General Partner is SQN AIF V GP, LLC, a Delaware limited liability company, and our Investment Manager is Arboretum Investment Advisors, LLC, a Delaware limited liability company.”

INVESTOR SUITABILITY

The header on page v of the Prospectus is deleted in its entirety and replaced with the following:

“In this prospectus, “we,” “us,” “our,” and “the Fund,” refer to SQN Asset Income Fund V, L.P., a Delaware limited partnership, references to our “General Partner” refer to SQN AIF V GP, LLC, a Delaware limited liability company, and references to our “Investment Manager” refer to Arboretum Investment Advisors, LLC, a Delaware limited liability company.”

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Item Q-6 found on page xi of the Prospectus is deleted in its entirety and replaced with the following:

“Q-6. Who are our General Partner, SQN AIF V GP, LLC, and our Investment Manager, Arboretum Investment Advisors, LLC?”

Item A-6 found on page xi of the Prospectus is deleted in its entirety and replaced with the following:

“A-6. Our General Partner, SQN AIF V GP, LLC, was formed in January 2016 as a limited liability company to serve as the general partner of publicly registered equipment leasing programs managed by our Investment Manager. Our General Partner is wholly-owned by our Investment Manager, Arboretum Investment Advisors, LLC, which was formed in March 2016 to manage direct participation programs.”

PROSPECTUS SUMMARY

Under the Section captioned “SQN Asset Income Fund V, L.P.” on page 2 of the Prospectus, the first sentence under the section entitled “Management” is deleted in its entirety and replaced with the following:

“Our General Partner, SQN AIF V GP, LLC, and our Investment Manager, Arboretum Investment Advisors, LLC, manage all aspects of our business.”

Under the Section captioned “SQN Asset Income Fund V, L.P.” on page 2 of the Prospectus, the second to last sentence under the section entitled “Management” is deleted in its entirety and replaced with the following:

“The affirmative vote of a majority of the members of our Investment Manager’s investment committee will be required to approve the funding of any transactions. The members of our Investment Manager’s investment committee may be contacted at Arboretum Investment Advisors, LLC, 100 Arboretum Drive, Suite 105, Portsmouth, New Hampshire 03801, telephone (603) 294-1420.”

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

The first sentence under the subsection “Our General Partner or Its Affiliates May Purchase Units as Investors” on page 35 of the Prospectus is deleted in its entirety and replaced with the following:

“In connection with our formation, our General Partner made a cash capital contribution to us of $100 and, Arboretum Investment Advisors, LLC, our Original Limited Partner, contributed $1,000.”

MANAGEMENT

The fourth sentence of the first paragraph under the subsection “Our General Partner” on page 39 of the Prospectus is deleted in its entirety and replaced with the following:

“The sole member of our General Partner is Arboretum Investment Advisors, LLC, our Investment Manager.”

The first sentence of the first paragraph under the subsection “Our Investment Manager” on page 39 of the Prospectus is deleted in its entirety and replaced with the following:

“Our Investment Manager is Arboretum Investment Advisors, LLC, a Delaware limited liability company, with offices at 100 Arboretum Drive, Suite 105, Portsmouth, New Hampshire 03801.”

CAPITALIZATION

The first sentence of Item 1 under the Section captioned “Capitalization” on page 42 of the Prospectus is deleted in its entirety and replaced with the following:

“(1) We were originally capitalized by a contribution of $100 by our General Partner and $1,000 contributed by Arboretum Investment Advisors, LLC, our Original Limited Partner.”

GLOSSARY

Item 14 under the Section captioned “Glossary” on page 108 of the Prospectus is deleted in its entirety and replaced with the following:

“(14) “Investment Manager” means Arboretum Investment Advisors, LLC, a Delaware limited liability company and an Affiliate of the General Partner, or its successor pursuant to the Management, Origination and Servicing Agreement.”

FINANCIAL STATEMENTS

In the Notes to Consolidated Financial Statement of SQN AIF V GP, LLC, the first sentence of the first paragraph under the Section captioned “Organization and Nature of Operations” on page F-7 of the Prospectus is deleted in its entirety and replaced with the following:

“Nature of business and operations – SQN AIF V GP, LLC (the “LLC” or “General Partner”) is a wholly-owned subsidiary of Arboretum Investment Advisors, LLC (“Advisors” or “Investment Manager”), a Delaware limited liability company.”

In the Notes to Consolidated Financial Statement of SQN Asset Income Fund V, L.P, the second to last sentence of the second paragraph under the Section captioned “Organization and Nature of Operations” on page F-22 of the Prospectus is deleted in its entirety and replaced with the following:

“The Partnership may use other investment structures that Arboretum Investment Advisors, LLC (the “Investment Manager”) believes will provide the Partnership with an appropriate level of security, collateralization, and flexibility to optimize its return on its investment while protecting against downside risk.”

APPENDIX A

On February 1, 2019, the Partnership’s General Partner adopted Amendment No. 2 to the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated September 1, 2017, a copy of which is attached hereto as Annex A. The attached Annex A amends, and is hereby included with, Appendix A to the Prospectus.

Annex A

SQN ASSET INCOME FUND V, L.P.

Amendment No. 2

to

Second Amended and Restated Agreement of Limited Partnership

AMENDMENT NO. 2

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

THIS AMENDMENT NO. 2 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of SQN Asset Income Fund V, L.P. (the “Partnership Agreement”), is effective as of February 1, 2019. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Partnership Agreement as amended hereby.

RECITAL

WHEREAS, the pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware, the Investment Manager has changed its name from “SQN Investment Advisors, LLC” to “Arboretum Investment Advisors, LLC;” and

WHEREAS, the Partnership desires to amend the Partnership Agreement to change the name of the Investment Manager to Arboretum Investment Advisors, LLC.

AMENDMENT

NOW THEREFORE, the undersigned hereby amends the Partnership Agreement as follows.

1.	Section 1.1(54) of the Partnership Agreement is amended and restated to read in its entirety as follows:

“(54) “Investment Manager” means Arboretum Investment Advisors, LLC, a Delaware limited liability company, an Affiliate of the General Partner, or its successor pursuant to the Management, Origination and Servicing Agreement.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 as of this 1st day of February, 2019.

GENERAL PARTNER:

SQN AIF V GP, LLC

By:	/s/ CLAUDINE AQUILLON
Name:	Claudine Aquillon
Its:	Chief Executive Officer